Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FOURTH QUARTER AND YEAR END	Approved by: JAMES R. WEIGAND
ELKHART, INDIANA ––– JULY 31, 2006
SKYLINE REPORTS YEAR-END, FOURTH QUARTER RESULTS
          Net earnings for Skyline Corporation’s 2006 fiscal year were $14,292,000 compared to $5,452,000 in fiscal 2005. On a per share basis, fiscal 2006 net earnings were $1.70 versus $0.65 in the 2005 fiscal year.
          For the fourth quarter which ended May 31, 2006, net earnings were $5,153,000 compared to $3,115,000 of the fourth quarter of fiscal 2005. Net earnings per share for fiscal 2006’s fourth quarter were $0.61 versus $0.37 of the fourth quarter of fiscal 2005.
          Sales for fiscal 2006 were $508,543,000 compared to $454,324,000 of a year earlier. Sales for the fourth quarter of fiscal 2006 were $136,219,000 compared to $119,507,000 of fiscal 2005’s fourth quarter.
          Sales for Skyline’s manufactured housing group for fiscal 2006 were $376,405,000 compared to $335,394,000 of fiscal 2005. The group’s sales for the fiscal 2006 fourth quarter totaled $97,399,000 compared to $88,547,000 of the comparable period of fiscal 2005.
          For Skyline’s RV group, sales for fiscal 2006 were $132,138,000 compared to $118,930,000 of fiscal 2005. The RV group’s sales for fiscal 2006’s fourth quarter were $38,820,000 compared to $30,960,000 of the fourth quarter of fiscal 2005.
          Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2006	2005	2006		2005
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$136,219	$119,507	$508,543		$454,324

Earnings before income taxes	8,401	4,771	23,315		8,662

Provision for income taxes	3,248	1,656	9,023		3,210

Net earnings	$5,153	$3,115	$14,292		$5,452

Basic earnings per share	$.61	$.37	$1.70	(A)	$.65

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244		8,391,244

(A) Includes an after-tax gain on sale of vacant land of $.03 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	May 31,
	2006	2005
	(Unaudited)
Cash and temporary cash investments	$152,771	$149,525
Accounts receivable	31,759	26,466
Inventories	11,308	9,838
Other current assets	8,537	6,233

Total Current Assets	204,375	192,062

Property, Plant and Equipment, net	34,069	35,838

Other Assets	9,959	9,537

	$248,403	$237,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$8,784	$9,521
Accrued liabilities	29,950	27,149
Income taxes payable	1,416	729

Total Current Liabilities	40,150	37,399

Other Deferred Liabilities	10,499	10,535

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	258,258	250,007
Treasury stock, at cost, 2,825,900 shares in 2006 and 2005	(65,744)	(65,744)

Total Shareholders’ Equity	197,754	189,503

	$248,403	$237,437